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                                                                    Exhibit 99

                           NEWS RELEASE
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[NEWHALL LAND LOGO]                       THE NEWHALL LAND AND FARMING COMPANY
-----                                     23823 Valencia Blvd.
                                          * Valencia, CA 91355 * (661) 255-4000


FOR IMMEDIATE RELEASE                        Contact: Marcia Ward
                                                      The Newhall Land and
                                                      Farming Company
                                                      (661) 255-4445

                                                      Fred Mickaelian, Jr.
                                                      Mickaelian Associates
                                                      (323) 268-1152


                          NEWHALL RANCH RULING RECEIVED

                   SIX ISSUES IDENTIFIED FOR FURTHER ANALYSIS

       VALENCIA, California, June 1, 2000 - The Newhall Land and Farming Company (NYSE, PSE/NHL) today announced that Judge Roger Randall has ruled on the Newhall Ranch lawsuit. In his ruling, rendered late yesterday afternoon, Judge Randall referred the following issues back for further environmental review, which will include additional public hearings before Los Angeles County: impact on the Salt Creek wildlife corridor in Ventura County, extension of traffic analysis in Ventura County, biological impacts on the river corridor based on the Specific Plan's floodplain modifications, consistency with the General Plan in Significant Ecological Area (SEA) 23, how creekflows owned by Newhall Land can be stored and used for the project, and an alternative to the siting of the water reclamation plant.

       "The court ruled in our favor on many of the major issues raised by the opponents including the identification of water sources, protection of SEA 20 and SEA 23, the Subdivision Map Act claims, analysis of project alternatives, and analysis of biological impacts and mitigation of those impacts," said Thomas
L. Lee, chairman and chief executive officer of Newhall Land. "Based on our initial review of the ruling, we are confident that we can resolve the issues over the next year, which is likely to delay the start of the project until 2003."

       "We have not had the opportunity to fully evaluate the ruling and our options, but we intend to do so and will address the issues raised expeditiously. We are very focused on bringing this new community on line quickly to address Los Angeles' critical need for housing."

                                     -more-

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       Newhall Land is a developer of new towns and master-planned communities in north Los Angeles County. Its primary activity is building the new town of Valencia, California. Newhall Ranch, its next new town, and Valencia together form one of the nation's most valuable landholdings. They are located on the Company's 36,000 acres, 30 miles north of downtown Los Angeles. Newhall Land also has a 50.1 percent interest in a joint venture to develop the 1,900-acre City Ranch, an approved master-planned community in the City of Palmdale.

       The Company maintains a web site at http://www.newhall.com through the Internet.


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